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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                         CYBERSHOP INTERNATIONAL, INC.,

                              MG ACQUISITION CORP.,

                            THE MAGELLAN GROUP, INC.,

                                 IAN S. PHILLIPS

                                       and

                               HOWARD J. KUNTZ III

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                            Dated as of June 1, 1999

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                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of June 1, 1999 by and among CYBERSHOP INTERNATIONAL, INC., a Delaware corporation ("Cybershop"); MG ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Cybershop ("MergerSub"); THE MAGELLAN GROUP, INC., a Connecticut corporation (the "Company"); IAN S. PHILLIPS ("Phillips") and HOWARD J. KUNTZ III ("Kuntz" and together with Phillips, the "Stockholders" and individually a "Stockholder").

                              W I T N E S S E T H :

      WHEREAS, the respective Boards of Directors of Cybershop, MergerSub and the Company have determined that it is advisable and in the best interests of their respective corporations and, in the case of the Company, the Stockholders, to consummate, and have approved, the business combination transaction provided for herein in which the Company would merge with and into MergerSub (the "Merger") upon the terms and subject to the conditions of this Agreement;

      WHEREAS, Phillips owns 102 shares of common stock, par value $.01 per share, of the Company ("Company Stock") and Kuntz owns 98 shares of Company Stock, representing in the aggregate 100% of the issued and outstanding shares of the capital stock of the Company.

      WHEREAS, Cybershop, MergerSub, the Stockholders and the Company desire to make certain covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger;

      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Cybershop, MergerSub, the Stockholders and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

      Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into MergerSub (the "Surviving Corporation") and the separate corporate existence of the Company shall thereupon cease. MergerSub (i) shall be the successor or surviving corporation in the
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Merger (sometimes herein referred to as the "Surviving Corporation"), (ii) shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of MergerSub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in Section 33-820 of the Connecticut Business Corporation Act and Section 259 of the Delaware General Corporation
Law.

      Section 1.2 Effective Time. Cybershop, MergerSub, the Stockholders and the Company will cause an executed original of a Certificate of Merger (a "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware, and upon receipt of a Certificate of Merger issued by the Secretary of State of Delaware, Cybershop and the Surviving Corporation shall file such Certificate of Merger with the Secretary of State of the State of Connecticut together with duplicate executed originals of the Certificate of Merger as required by the laws of the state to consummate the Merger. The Merger shall become effective on the date on which the respective Certificates of Merger have been duly filed with the Secretary of State of Delaware and Connecticut and such time is hereinafter referred to as the "Effective Time."

      Section 1.3 Certificate of Incorporation and By-Laws of the Surviving Corporation.

      1.3.1 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation in the form of Exhibit A hereto shall be at and as of the Effective Time the Certificate of Incorporation of MergerSub immediately prior to the Effective Time.

      1.3.2 By-Laws. The By-Laws of the Surviving Corporation in the form of Exhibit B hereto shall be at and as of the Effective Time the By-Laws of MergerSub immediately prior to the Effective Time.

      Section 1.4 Directors and Officers of the Surviving Corporation.

      1.4.1 Directors of the Surviving Corporation. The directors of the Surviving Corporation at the Effective Time shall, from and after the Effective Time, be the Persons (as defined in Section 9.3 below) listed on Schedule 1.4.1 until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

      1.4.2 Officers of the Surviving Corporation. The officers of the Surviving Corporation shall, from and after the Effective Time, be the Persons listed on
Schedule 1.4.2 until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.


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                                   ARTICLE II

                      CANCELLATION OF STOCK IN THE MERGER;
                           PURCHASE PRICE AND CLOSING

      Section 2.1 Cancellation of Stock in the Merger. The manner of canceling the shares of the Company in the Merger shall be as follows: At the Effective Time, each share of Company Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into and represent the right to receive the Purchase Price (as defined in Section 2.3). All of such shares of Company Stock shall no longer be outstanding and shall automatically be retired and cease to exist, and the Stockholders shall cease to have any rights with respect thereto, except the right to receive the Purchase Price. Each issued and outstanding share of the common stock, par value $0.01 per share, of MergerSub ("MergerSub Common Stock") shall be unchanged and remain as one fully paid and non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of MergerSub Common Stock shall at the Effective Time represent an equal number of shares of the Surviving Corporation Common Stock.

      Section 2.2 Surrender of Stock Certificates. At the Closing (as defined in
Section 2.5 below), the Stockholders shall surrender the certificate(s) representing its shares of Company Stock, and in exchange therefor it shall be entitled to receive the Purchase Price.

      Section 2.3 Purchase Price.

      2.3.1 Purchase Price. In full consideration for the conversion and cancellation of the Company Stock in connection with the Merger, the purchase price (the "Purchase Price") shall be calculated and paid as follows by Cybershop to the Stockholders:

      (i) Closing Payments. At the Closing, an aggregate amount (the "CP") equal to (x) $5,000,000 in cash and (y) 1,000,000 shares of the common stock, par value $0.001 per share, of Cybershop ("Cybershop Stock") . In the event that, based upon the closing sale price of Cybershop Stock on the last trading day preceding the Closing Date on the Nasdaq National Market, the value of the Cybershop Stock is less than the aggregate of $5,000,000 plus the estimated value of the payments under Section 2.3.1(ii), the amount of the $5,000,000 cash payment shall be reduced and the number of shares of Cybershop Stock increased so that the value of the Cybershop Stock is greater than 50% of the CP. If such reduction would be greater than $300,000, the Stockholders may elect to terminate the Agreement at such time. The additional shares of Cybershop Stock issued shall be added to the 150,000 shares to be registered pursuant to Section 7.1(b) of this Agreement.


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      (ii) Periodic Payment. Within 10 days after the end of each Periodic
      Determination Period (as defined herein) the Periodic Payment shall be calculated and paid as follows:

      Periodic Payment = Estimated Earnout Profit for the Periodic Determination Period x 75%

      2.3.2 Earnout Profit. Earnout Profit shall mean profits from products manufactured by Crystal Care International, LLC, which are calculated on a basis consistent with "contributions to Fixed Expense" on the Comparative Income Statement of the Company for the period ended May 1, 1999. Such method shall be consistent with Schedule 2.3.2 hereof.

      2.3.3 Periodic Determination Period The Periodic Determination Period shall be each quarterly period ended as follows (except for the shorter periods noted):

      (i)     June 30, 1999 (one month period)
      (ii)    September 30, 1999
      (iii)   December 31, 1999
      (iv)    March 31, 2000
      (v)     June 30, 2000
      (vi)    September 30, 2000
      (vii)   December 31, 2000
      (viii)  March 31, 2001
      (ix)    May 31, 2001 (two month period)

      2.3.4 Accounting Procedures.

      (i) Within 10 days after the end of each Periodic Determination Period, the Chief Financial Officer of Cybershop shall prepare a report calculating Earnout Profit using the same method as that used in the Comparative Income Statement of the Company for the period ended May 1, 1999. The report shall set forth for such Measuring Period the calculation of the Periodic Payment (the "Periodic Determination"). A copy of each Periodic Determination shall be delivered within 10 days after each of the dates set forth in Section 2.3.3 above to the Stockholders. At the end of the next Periodic Termination Period a final statement for the prior period shall be made and any credit or debit shall be made for the account of the Stockholders or Cybershop, as the case may be.

      (ii) If the Stockholders do not agree that any final statement for a Periodic Determination Period correctly states the calculation of the Periodic Payment for the period under examination, the Stockholders shall within 10 days after their receipt of the calculation give written notice to Cybershop of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted). If the Stockholders and Cybershop reconcile their differences, the Periodic Determination shall be adjusted accordingly and shall thereupon become binding final and conclusive upon all of the parties hereto and enforceable in a court of


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law. If the Stockholders and Cybershop are unable to reconcile their differences in writing within 20 days after written notice of exceptions is delivered to Cybershop (the "Reconciliation Period")., the items in dispute shall be submitted to independent auditors selected by Cybershop and the Stockholders or if they cannot agree by a third independent auditor selected by such respective designees (the "Independent Auditors"), for final determination, and the Periodic Determination shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law. The Independent Auditors shall consider only the items in dispute and shall be instructed to act within 10 days (or such longer period as the Stockholders and Cybershop may agree) to resolve all items in dispute. All amounts not in dispute shall be paid when due. If the Stockholders do not give notice of any exception promptly after the delivery of a Periodic Determination or if the Stockholders give written notification of their acceptance of a Periodic Determination, such Periodic Determination shall thereupon become binding, final and conclusive upon all the parties hereto and enforceable in a court of law.

      (iii) The Independent Auditors shall determine the party (i.e., Cybershop or the Stockholders, as the case may be) whose asserted position as to the amount of Periodic Payment, for the Periodic Determination Period under examination before the Independent Auditors is furthest from the determination of such Periodic Payment by the Independent Auditors, which non-prevailing party shall pay the fees and expenses of the Independent Auditors as well as all other expenses, such as legal costs, related thereto.

      2.3.5 Examination of Books and Records. The books and records of the Surviving Corporation and its subsidiaries (if any) shall be made available during normal business hours upon reasonable advance notice at the principal office of the Surviving Corporation, to the parties and the Independent Auditors to the extent required to determine the calculations required under this Section
2.3. The parties hereto shall cause the Surviving Corporation to make arrangements to make available to Cybershop, the Stockholders and their representatives (including auditors) any back-up materials generated by the Surviving Corporation with respect to any adjustments made by them to the financial statements in the process of preparing any Periodic Payment. In addition, the Stockholders, on the one hand, and Cybershop, on the other hand, shall make available to the other party and their representatives (including auditors) any back-up materials generated by them to support a position which is contrary to the position taken by the other party.

      Section 2.4 Payment of the Purchase Price.

      2.4.1 Purchase Price. Payment of each component of the Purchase Price under Section 2.3.1(i) and 2.3.1(ii) above shall be paid to the Stockholders and shall be made by the Surviving Corporation as follows: (i) 51% of each payment to Phillips and (ii) 49% of each payment to Kuntz. Cash payments shall be made by wire transfer to the account(s) designated by each Stockholder in writing to the Surviving Corporation. Payments of Cybershop Stock


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shall be registered in the name of the respective Stockholder and, except as set forth in Section 7.1(b), shall not be registered for sale to the public pursuant to the Securities Act of 1933, as amended (the "Act"). Such unregistered shares shall only be salable pursuant to future registration under the Act or the availability of an exemption from registration under the Act such as Rule 144.

      2.4.2 Imputed Interest. The Periodic Payments shall be deemed to include imputed interest, to the extent required by the Internal Revenue Code of 1986, as amended.

      Section 2.5 Closing. The Closing under this Agreement (the "Closing") is taking place simultaneously with the execution and delivery of this Agreement at 2:00 P.M. on June 4, 1999, at the offices of Davis & Gilbert LLP, 1740 Broadway, New York, New York 10019, or such other date and place as agreed to the parties hereto. Such date is herein referred to as the "Closing Date".

                                   ARTICLE III

                       REPRESENTATIONS OF THE STOCKHOLDERS

      A. Each of the Stockholders, severally, represents and warrants with Cybershop and MergerSub, as follows:

      Section 3.1 Execution and Validity of Agreements.

      3.1.1 Execution and Validity. Such Stockholder has the full legal right and capacity to enter into this Agreement and to perform his obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Cybershop and MergerSub, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

      3.1.2 Stock Ownership. Such Stockholder is the true and lawful owner of the shares of Company Stock set forth opposite his name on Schedule 3.1.2 and all of such shares of Company Stock have been duly and validly authorized and issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, except as such liability may be imposed pursuant to applicable laws, and such ownership is free and clear of all mortgages, liens, security interests, encumbrances, claims, charges and restrictions of any kind or character (collectively, "Liens").

      3.1.3 No Options. There are no outstanding subscriptions, options, rights (including "phantom stock rights"), warrants, calls, commitments, understandings, arrangements, plans or other agreements of any kind to acquire any shares of Company Stock from such Stockholder


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and there are no agreements or understandings with respect to the sale or transfer of any shares of Company Stock by such Stockholder.

      3.1.4 No Restrictions. There is no suit, action, claim, investigation or inquiry by any Governmental or Regulatory Authority (as defined in Section 3.1.5 below), and no legal, administrative or arbitration proceeding pending or, to such Stockholder's knowledge, threatened against such Stockholder or any of such Stockholder's shares of Company Stock, with respect to the execution, delivery and performance of this Agreement and the employment agreements of the Stockholder.

      3.1.5 Non-Contravention. The execution, delivery and performance by such Stockholder of his obligations hereunder and the consummation of the transactions contemplated hereby, will not (a) result in the violation by such Stockholder of any statute, law, rule, regulation or ordinance (collectively, "Laws"), or any judgment, decree, order, writ, permit or license (collectively, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to such Stockholder or any of his shares of Company Stock, or (b) if the consents and notices set forth in
Schedule 3.1.6 are obtained, given or waived, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or (except as set forth in Schedule 3.1.6) require such Stockholder to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person (as defined in Section
9.3 below) any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the shares of Company Stock of such Stockholder, under any of the terms, conditions or provisions of any agreement, commitment, lease, license, evidence of indebtedness, mortgage, indenture, security agreement, instrument, note, bond, franchise, permit, concession, or other instrument, obligation or agreement of any kind to which such Stockholder is a party or by which such Stockholder or any of his assets or properties are bound.

      3.1.6 Approvals and Consents. Except as disclosed on Schedule 3.1.6, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which such Stockholder is a party or his shares of Company Stock are bound for the execution and delivery of this Agreement by such Stockholder, the performance by such Stockholder of his obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby.

      Section 3.2 Capital Stock; Existence and Good Standing.

      3.2.1 Capital Stock. The Company has an authorized capitalization consisting of 200 shares of common stock, $.01 par value, of which 200 shares are issued and outstanding, and no


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shares are held in the treasury of the Company. No other class of capital stock of the Company is authorized or outstanding. There are no outstanding subscriptions, options, warrants, rights (including "phantom stock rights"), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock of the Company by the Company.

      3.2.2 Existence and Good Standing. The Company is duly organized and validly existing and in corporate and tax good standing under the laws of Connecticut, with the full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions set forth on Schedule 3.2, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties, or to the best of the knowledge of Stockholders the conduct or nature of its business, makes such qualification, licensing or admission necessary.

      Section 3.3 No Subsidiaries. The term "Subsidiary" as used in this Agreement in the case of the Company, shall mean any Person in which the Company, directly or indirectly through subsidiaries or otherwise, beneficially owns or controls fifty percent or more of either the equity interests in, or the voting control of, such Person. The Company has no Subsidiary.

      Section 3.4 Financial Statements and No Material Changes. Schedule 3.4 sets forth the following: (a) audited balance sheets of the Company as at December 31, 1998 and the related audited statements of income, retained earnings and cash flow for the years then ended, and (b) unaudited balance sheet of the Company as at May 1, 1999 (the "Balance Sheet") and the related unaudited statement of income, retained earnings and cash flow for the four months then ended. Such financial statements have been prepared in accordance with GAAP throughout the periods indicated except as set forth on Schedule 3.4.1. Each balance sheet fairly presents the financial condition of the Company at the respective date thereof and reflects all material claims against and all material debts and material liabilities of the Company , fixed or contingent, as at the date thereof, required to be shown thereon under GAAP. Each statement of income, retained earnings and cash flow fairly presents the results of operations of the Company for the periods indicated. Since May 1, 1999 (the "Balance Sheet Date"), there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the consolidated results of operations of the Company taken as a whole. Subsequent to the Closing the Stockholders will cause the delivery to Cybershop of audited financial statements as at December 27, 1997.

      Section 3.5 Books and Records. All accounts, books, ledgers and other records material to the Company of whatsoever kind have been properly and accurately kept and are complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as set forth on Schedule 3.5, the Company has no records, systems, controls, data or information recorded, stored, maintained, operated or


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otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and possession of the Company. The Stockholders have delivered to the Purchaser complete and correct copies of the Articles of Incorporation and By-Laws of the Company, with all amendments thereto, currently in effect, and its minute books and stock transfer records.

      Section 3.6 Title to Properties; Encumbrances. The Company has good and valid title to, or enforceable leasehold interests in or valid rights under contract to use all the properties and assets owned or used by it (real and personal, tangible and intangible), including, without limitation (a) all the properties and assets reflected in the Balance Sheet, and (b) all the properties and assets purchased or otherwise contracted for by the Company since the Balance Sheet Date (except for properties and assets reflected in the Balance Sheet or acquired or otherwise contracted for since the Balance Sheet Date that have been sold or otherwise disposed of in the ordinary course of business), in each case free and clear of all Liens, except for Liens set forth on Schedule
3.6. The property, plant and equipment owned or otherwise contracted for by the Company is in a state of good maintenance and repair (ordinary wear and tear excepted) and is adequate and suitable for the purposes for which they are presently being used.

      Section 3.7 Real Property.

      3.7.1 Owned Real Property. The Company does not own any real property or hold any option or right of first refusal or first offer to acquire any real property. The Company is not obligated by Contract or otherwise to purchase any real property.

      3.7.2 Leased Real Property. Schedule 3.7.2 contains an accurate and complete list of all real property leases, subleases, licenses and other occupancy agreements, including without limitation, any modification, amendment or supplement thereto and any other related document or agreement executed or entered into by the Company (each individually, a "Real Property Lease" and collectively, the "Real Property Leases") to which the Company is a party (including, without limitation, Real Property Leases which the Company has subleased or assigned to another Person and as to which the Company remains liable). Each Real Property Lease set forth on Schedule 3.7.2 (or required to be set forth on Schedule 3.7.2): (a) is valid, binding and in full force and effect; (b) all rents and additional rents and other sums, expenses and charges due to date have been paid; (c) the lessee has been in peaceable possession since the commencement of the original term thereof; (d) no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; (e) there exists no default or event of default by the Company or, to the knowledge of the Stockholders, by any other party thereto; (f) to the best of Stockholders' knowledge there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company thereunder; and (g) there are no outstanding claims of breach or indemnification or notice of default or termination


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thereunder. The Company holds the leasehold estate on all Real Property Leases, free and clear of all Liens, except as set forth on Schedule 3.6 and the liens of mortgagees of the real property in which such leasehold estate is located. The real property leased by the Company is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used, and to the best of Stockholder's knowledge there are no material repair or restoration works likely to be required in connection with any of the leased real properties. The Company is in physical possession and actual and exclusive occupation of its leased properties. The Company does not owe any brokerage commission with respect to any Real Property Lease.

      Section 3.8 Contracts. Schedule 3.8 hereto contains an accurate and complete list of the following material written agreements, commitments, leases, licenses, evidences of indebtedness, mortgages, indentures, security agreements, instruments, notes, bonds, franchise, permits, concessions, or other material instruments, obligations or agreements of any kind to which the Company is a party (collectively, "Contracts") : (a) all Plans (as such term is defined in Section 3.19); (b) any personal property lease with a fixed annual rental of $10,000 or more; (c) any Contract relating to capital expenditures which involve payments of $25,000 or more in any single transaction or series of related transactions; (d) any Contract relating to the making of a loan or advance to or investment in, any other Person; (e) any Contract evidencing or relating in any way to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of loan, purchase money obligation, guarantee (other than the endorsement of negotiable instruments for collection in the ordinary course of business), conditional sale, purchase or otherwise; (f) any management service, employment, consulting or similar type of Contract which is not cancelable by the Company without penalty or other financial obligation within 30 days; (g) any Contract limiting the Company's freedom to engage in any line of business or to compete with any other Person, including agreements limiting the ability of the Company to service competitive accounts during or after the term thereof;
(h) any collective bargaining or union agreement; (i) any Contract with any of its officers or directors or any Stockholder not covered by subsection (f) above (including indemnification agreements); (j) any secrecy or confidentiality agreement (other than standard confidentiality agreements in computer software license agreements or agreements with clients, service companies and product services entered into in the ordinary course of business); (k) any Contract or license with respect to any Intellectual Property (as defined in Section 3.14 below), other than "shrink-wrap" and similar end-user licenses; (l) any agreement with a client required to be listed on Schedule 3.16; (m) any Contract with a media buying service; provided, however, commitments to purchase media in the ordinary course of business do not have to be set forth on Schedule 3.8; (n) any joint venture agreement involving a sharing of profits not covered by clauses (a) through (m) above; and (o) any Contract (not covered by another subsection of this Section 3.8) which involves $25,000 or more over the unexpired term thereof and is not cancelable by the Company without penalty or other financial obligation within 30 days. Each Contract to which the Company is a party, including, but not limited to those set forth on Schedule 3.8, is in full force and effect, and there exists no material default or event of default by the Company or to the knowledge of the Stockholders, by any other Person, or


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occurrence, condition, or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder by the Company, and there are no outstanding claims of breach or indemnification or notice of default or termination of any such Contract.

      Section 3.9 Non-Contravention; Approvals and Consents.

      3.9.1 Non-Contravention. The execution, delivery and performance by the Stockholders of their obligations hereunder and the consummation of the transactions contemplated hereby, will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or By-Laws (or other comparable charter documents) of the Company, or (b) to the best knowledge of Stockholder, result in the violation by the Company of any Laws or Orders of any Governmental or Regulatory Authority, applicable to the Company or any of its assets or properties, or (c) if the consents and notices set forth on
Schedule 3.9.2 are obtained, given or waived, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or (except as set forth on Schedule 3.9.2) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the Company's assets, under any of the terms, conditions or provisions of any Contract to which the Company is a party or by which the Company or any of its assets or properties are bound.

      3.9.2 Approvals and Consents. Except as disclosed on Schedule 3.9.2, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company is a party or by which their respective assets or properties bound for the execution and delivery of this Agreement by the Stockholders, the performance by the Stockholders of their obligations hereunder or the consummation of the transactions contemplated hereby.

      Section 3.10 Litigation. Except as set forth on Schedule 3.10, there is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Stockholders, any investigation by) any Governmental or Regulatory Authority, pending or, to the knowledge of the Stockholders, threatened, against the Company with respect to this Agreement or the transactions contemplated hereby, or against or affecting the Company or its assets, including without limitation product liability claims or claims for false advertising; and no acts, facts, circumstances, events or conditions occurred or exist which are a basis for any such action, proceeding or investigation, which relates to the Company and which have or could reasonably be expected to have a material adverse effect on the Company or its assets taken as a whole. Schedule 3.10 also sets forth with respect to each pending or threatened action, suit or proceeding listed thereon, the amount of costs, expenses or damages the Company has incurred to date and reasonably expects to incur through conclusion thereof. The Company is not subject to any Order entered in any lawsuit or proceeding. The Stockholders will indemnify the Cybershop Indemnified Party, subject to the limits provided in Section 8.6 for any liabilities for the matters listed in
Schedule 3.10 arising with respect to claims based on the period prior to the Closing Date.

      Section 3.11 Taxes. The Company has timely filed, or caused to be filed, taking into account any valid extensions of due dates, completely and accurately, all required federal, state, local and foreign tax or information returns (including estimated tax returns) under the statutes, rules or regulations of all applicable jurisdictions. The term "Taxes" means taxes, duties, charges or levies of any nature imposed by any taxing or other Governmental or Regulatory Authority, including without limitation income, gains, capital gains, surtax, capital, franchise, capital stock, value-added taxes, taxes required to be deducted from payments made by the payor and accounted for to any tax authority, employees' income withholding, back-up withholding, withholding on payments to foreign Persons, social security, national insurance, unemployment, worker's compensation, payroll, disability, real property, personal property, sales, use, goods and services or other commodity taxes, business, occupancy, excise, customs and import duties, transfer, stamp, and other taxes (including interest, penalties or additions to tax in respect of the foregoing), and includes all taxes payable by the Company pursuant to Treasury Regulations ss.1.1502-6 or any similar provision of state, local or foreign law. All Taxes shown on said returns to be due and all additional assessments received prior to the date hereof have been paid or are being contested in good faith, in which case, such contested assessments are set forth on Schedule 3.11. The Company has collected all sales, use, goods and services or other commodity Taxes required to be collected and remitted or will remit the same to the appropriate taxing authority within the prescribed time periods. The Company has withheld all amounts required to be withheld on account of Taxes from amounts paid to employees, former employees, directors, officers, residents and non-residents and remitted or will remit the same to the appropriate taxing authorities within the prescribed time periods. The amount set up as an accrual for Taxes on the Balance Sheet is sufficient for the payment of all unpaid Taxes of the Company, whether or not disputed, for all periods ended on and prior to the date thereof. Since the Balance Sheet Date, the Company has not incurred any liabilities for Taxes other than in the ordinary course of business. The Stockholders have delivered to the Cybershop correct and complete copies of all federal income tax returns filed with respect to the Company for all taxable periods. None of the Federal, state or local income tax returns of the Company have ever been audited by the Internal Revenue Service (the "IRS") or any other Governmental or Regulatory Authority. No examination of any return of the Company is currently in progress, and the Company has not received notice of any proposed audit or examination. No deficiency in the payment of Taxes by the Company for any period has been asserted in writing by any taxing authority and remains unsettled at the date of this Agreement. The Company has not made any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Taxes against it. The Company has not been a member of an affiliated group filing consolidated Federal income tax returns nor has it been included in any combined, consolidated or unitary state or local income tax return. The Company is not a party to any tax allocation or tax sharing agreement nor does it have any contractual obligation to indemnify any other Person with respect to Taxes. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code within the period specified in
Section 897(c)(1)(A)(ii) of the Code. The Company will not be required as a result of a change in accounting method for any period ending on or before the Closing Date to include any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign income tax law) in income for any period ending after the Closing Date, except for a change which may be required by law in connection with this transaction. The Company is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Since its inception, the Company has effectively elected to be taxed as an "S" corporation within the meaning of Section 1361 of the Code, for federal and state purposes and such elections remain in full force and effect until the date preceding the Closing Date.

      Section 3.12 Liabilities. Except as set forth in the Balance Sheet, the Company does not have any outstanding material claims, liabilities or indebtedness of any nature whatsoever (collectively in this Section 3.12, "Liabilities"), whether accrued, absolute or contingent, determined or undetermined, asserted or unasserted, and whether due or to become due, other than (i) Liabilities specifically disclosed in any Schedule hereto; (ii) Liabilities under Contracts of the type required to be disclosed by the Stockholders on any Schedule and so disclosed or which because of the dollar amount or other qualifications are not required to be listed on such Schedule; and (iii) Liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date not involving borrowings by the Company.

      Section 3.13 Insurance. Schedule 3.13 is a schedule of all insurance policies (including life insurance) or binders maintained by the Company. All such policies are in full force and effect and all premiums that have become due have been currently paid. None of such policies shall lapse or terminate by reason of the transactions contemplated hereby. The Company has not received any notice of cancellation or non-renewal of any such policy or binder. The Company has not failed to give notice or present any claim under any such policy in a due and timely fashion. In the Stockholders' opinion, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies. There are no outstanding unpaid claims under any such policies. Except as set forth on Schedule 3.13, within the last two years the Company has not filed for any claims exceeding $25,000 against any of its insurance policies, exclusive of automobile policies. In the reasonable opinion of the Stockholders, such policies provide sufficient coverage, in accordance with industry standards for the Company's industry, for the risks insured against (including, without limitation, product liability and false advertising).

      Section 3.14 Intellectual Properties.

      3.14.1 Definitions. For purposes of this Agreement, the following terms have the following definitions:

            "Intellectual Property" shall include, without limitation, any or all of the following and all rights associated therewith: (a) all domestic and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, rights of privacy and publicity, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all mask works, mask work registrations and applications therefor; (e) all industrial designs and any registrations and applications therefor; (f) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith; and (g) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing.

            "Intellectual Property of the Company" shall mean any Intellectual Property that: (a) is owned by or licensed to the Company, or (b) which is necessary to the operation of the Company, including the design, manufacture and use of the products of the Company as it currently is operated or is reasonably anticipated to be operated in the future, including without limitation, the Crystal Ear product.

      3.14.2 Representations. The registrations of the Intellectual Property listed on Schedule 3.14 are valid and subsisting, all necessary registration and renewal fees in connection with such registrations have been made and all necessary documents and certificates in connection with such registrations have been filed with the relevant patent, copyright and trademark authorities in the United States or other jurisdiction for the purposes of maintaining such Intellectual Property registrations in order to conduct the business of the Company as such business is presently conducted. Except as set forth in Schedule
3.14 (a) no Person has any rights to use any of the Intellectual Property of the Company; and (b) the Company has not granted to any Person, nor authorized any Person to retain, any rights in the Intellectual Property of the Company. Except as set forth on Schedule 3.14 and for "shrink wrap" and similar commercial end-user licenses, the Company owns and has good and exclusive title to each item of Intellectual Property of the Company, free and clear of any Lien; and the Company owns or has the right, pursuant to a valid Contract to use or operate under, all other Intellectual Property of the Company. To the knowledge of the Stockholders, the operation of the business of the Company as it currently is conducted does not infringe in any way material to the Company's business the Intellectual Property of any other Person except as set forth in
Schedule 3.14 and the Company has not received notice from any Person that the operation of its business infringes the Intellectual Property of any Person. There are no Contracts between the Company and any other Person with respect to the Intellectual Property of the Company in respect of which there is any dispute known to the Stockholders regarding the scope of such agreement, or performance under such Contract, including with respect to any payments to be made or received by the Company. To the knowledge of the Stockholders, no Person is infringing or misappropriating any of the Intellectual Property of the Company.

      Section 3.15 Compliance with Laws; Licenses and Permits.

      3.15.1 Compliance. The Company and its business have been conducted to the best knowledge of the Stockholders, in compliance with all applicable Laws and Orders, except in each case (other than with respect to compliance with environmental Laws and Orders relating to the regulation or protection of the environment; "Environmental Laws and Orders") where the failure to so comply would not reasonably be expected to have a material and adverse effect on the financial condition, results of operations, assets, properties, prospects or business of the Company taken as a whole, including without limitation: (a) all Laws and Orders promulgated by the Federal Trade Commission or any other Governmental or Regulatory Authority; (b) all Environmental Laws and Orders; and
(c) all Laws and Orders relating to labor, civil rights, and occupational safety and health laws, worker's compensation, employment and wages, hours and vacations, or pay equity. The Company has not been charged with, or, to the knowledge of the Stockholders threatened with or under any investigation with respect to, any charge concerning any violation of any Laws or Orders.

      3.15.2 Licenses. The Company has all Licenses required by any Governmental or Regulatory Authority for the operation of its businesses and the use of its assets as presently operated or used, except where the failure to have such Licenses would not reasonably be expected to have a material and adverse effect on the financial condition, results of operations, assets, properties, prospects or business of the Company taken as a whole. All of the Licenses are in full force and effect and no action or claim is pending, nor to the knowledge of the Stockholders is threatened, to revoke or terminate any of such Licenses or declare any such License invalid in any material respect.

      Section 3.16 Supplier Relations. Schedule 3.16 lists the 20 largest suppliers of products for sale by the Company. The Company is not engaged in a dispute with any of said suppliers and its relationship with each such supplier has not been threatened either in writing or orally with termination except where the failure to have such Licenses would not reasonably be expected to have a material and adverse effect on the financial condition, results of operations, assets, properties, prospects or business of the Company taken as a whole. Copies of all current contracts with said suppliers have been delivered to Cybershop.

      Section 3.17 Accounts Receivable; Work-in-Process; Accounts Payable. The amount of all accounts receivable, unbilled invoices (including without limitation unbilled invoices for services and out-of-pocket expenses) and other debts due or recorded in the records and books of account of the Company as being due to the Company and reflected on the Closing Balance Sheet or the Balance Sheet represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and, to the knowledge of the Stockholders, will be good and collectible in full (less the amount of any provision, reserve or similar adjustment therefor reflected on the Closing Balance Sheet or the Balance Sheet) in the ordinary course of business, and, to the knowledge of the Stockholders, none of the accounts receivable or other debts (or accounts receivable arising from any such unbilled invoices) is or will be subject to any counterclaim or set-off except to the extent of any such provision, reserve or adjustment. There has been no material adverse change since the Balance Sheet Date in the amount or aging of the accounts receivable, unbilled invoices, or other debts due to the Company, or the reserves with respect thereto, or accounts payable of the Company.

      Section 3.18 Employment Relations. (a) The Company is not engaged in any unfair labor practice; (b) to the best knowledge of Stockholders, no unfair labor practice complaint against the Company is pending before any Governmental or Regulatory Authority; (c) there is no organized labor strike, dispute, slowdown or stoppage actually pending or to the knowledge of the Stockholders threatened against or involving the Company (d) there are no labor unions representing or, to the knowledge of the Stockholders, attempting to represent the employees of the Company; (e) no claim or grievance or any arbitration proceeding arising out of or under any collective bargaining agreement is pending and to the knowledge of the Stockholders, no such claim or grievance has been threatened; (f) no collective bargaining agreement is currently being negotiated by the Company; and (g) the Company has not experienced any work stoppage or similar organized labor dispute during the last three years. There is no legal action, suit, proceeding or claim pending or, to the knowledge of the Stockholders, threatened between the Company and any of its employees, former employees, agents, former agents, job applicants or any association or group of any of its employees, except as set forth on Schedule 3.10.

      Section 3.19 Employee Benefit Matters.

      3.19.1 List of Plans. Schedule 3.8 to this Agreement lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, incentive, stock option, restricted stock, stock appreciation rights, phantom stock, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all termination, severance or other Contracts, whether covering one Person or more than one Person, and whether or not subject to any of the provisions of ERISA, which are or have been maintained, contributed to or sponsored by the Company or any ERISA Affiliate (as defined in Section 3.19.3 below) for the benefit of any employee (each item listed on Schedule 3.8 being referred to herein individually, as a "Plan" and collectively, as the "Plans"). The Stockholders have delivered to the Purchaser, to the extent applicable, a complete and accurate copy of: (a) each written Plan and descriptions of any unwritten Plan (including all amendments thereto whether or not such amendments are currently effective); (b) each summary plan description and all summaries of material modifications relating to a Plan; (c) each trust agreement or other funding arrangement with respect to each Plan, including insurance contracts;
(d) the most recently filed IRS Form 5500 relating to each Plan; (e) the most recently received IRS determination letter for each Plan; and (f) the three most recently prepared actuarial reports and financial statements in connection with each Plan. Except as set forth on Schedule 3.19.1, none of the Stockholders nor the Company has made any commitment, (i) to create or cause to exist any Plan not set forth on Schedule 3.8 or (ii) to modify, change or terminate any Plan.

      3.19.2 Severance. Except as set forth on Schedule 3.19.2, none of the Plans, or any employment agreement or other Contract to which the Company is a party or bound, (a) provides for the payment of or obligates the Company to pay separation, severance, termination or similar-type benefits to any Person; or
(b) obligates the Company to pay separation, severance, termination or similar-type benefits as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code, either alone or in conjunction with any subsequent occurrence.

      3.19.3 Multi-Employer Plans. Neither the Company nor any ERISA Affiliate (as hereinafter defined) has maintained, contributed to or participated in a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan subject to Sections 4063 and 4064 of ERISA, nor has any obligations or liabilities, including withdrawal, reorganization or successor liabilities, regarding any such plan. As used herein, the term "ERISA Affiliate" means any Person or organization that, is or has been a member of a controlled group or organization (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which the Company is a member.

      3.19.4 Welfare Benefit Plans. The Company has expressly reserved the right, in all Plan documents relating to welfare benefits provided to employees, former employees, officers, directors and other participants and beneficiaries, to amend, modify or terminate at any time the Plans which provide for welfare benefits and the Stockholders are not aware of any fact, event or condition that could reasonably be expected to restrict or impair such right. Neither the Company nor any ERISA Affiliate has made any promises or commitments to provide, and is under no obligation to provide, (i) medical or other health or welfare benefits (through insurance or otherwise) to retirees or former employees (other than as is required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended) of the Company or any ERISA Affiliate, or their respective dependants or beneficiaries, or (ii) life insurance or other death benefits to retired or former employees of the Company or any ERISA Affiliate, or their respective dependants or beneficiaries.

      3.19.5 Administrative Compliance. Each Plan is now and has been operated in all material respects in accordance with the requirements of all applicable Laws, including, without limitation, ERISA, the Health Insurance Portability and Accountability Act of 1996 and the Code, the Age Discrimination in Employment Act, the Equal Pay Act, and Title VII of the Civil Rights Act of 1964 and the regulations and authorities published thereunder. The Company performed all material obligations required to be performed by it under, is not in any respect in default under or in violation of, and the Stockholders have no knowledge of any default or violation by any party to, any Plan. Except as set forth on Schedule 3.10, no legal action, suit, audit, investigation or claim is pending or to the knowledge of the Stockholders is threatened, with respect to any Plan (other than claims for benefits in the ordinary course), and no fact, event or condition exists that would be reasonably likely to provide a legal basis for any such action, suit, audit, investigation or claim. All reports, disclosures, notices and filings with respect to such Plans required to be made to employees, participants, beneficiaries, alternate payees and any Governmental or Regulatory Authority have been timely made or an extension has been timely obtained.

      3.19.6 Tax-Qualification. Each Plan which is intended to be qualified under Section 401(a) of the Code is qualified under Section 401(a) of the Code (and, if applicable, complies with the requirements of Section 401(k) of the Code), and has received a favorable determination letter from the IRS that it is so qualified. Each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is exempt under Section 501(a) of the Code and has received a determination letter from the IRS that it is so exempt, no fact or event has occurred or condition exists since the date of such determination letter from the IRS which would be reasonably likely to adversely affect the qualified status of any such Plan or the exempt status of any such trust. With respect to any insurance policy providing funding for benefits or an investment alternative under any Plan, (i) no liability or loss shall be incurred by Purchaser or any such Plan in the nature of a retroactive rate adjustment, loss sharing arrangement or other liability or loss, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of the Company or the Shareholders, no such proceedings with respect to any insurer are imminent.

      3.19.7 Funding; Excise Taxes. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan subject to ERISA. The Company has not incurred any liability for any excise tax arising under Sections 4971, 4972, 4975, 4976, 4977, 4978, 4978B, 4979, 4979A, 4980, 4980B, 4980D or 4980E of the Code or any civil penalty arising under Sections 409, 502(i) or 502(l) of ERISA, and no fact, event or condition exists which could give rise to any such liability. Neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Section 302(c)(11) or Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation ("PBGC") arising in the ordinary course), including, without limitation, any liability in connection with the termination of any employee benefit plan subject to Title IV of ERISA (a "Title IV Plan"); and, no fact, event or condition exists which could give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan maintained by the Company or any ERISA Affiliate, and no reportable event (within the meaning of Section 4043 of ERISA), notice of which has not been waived by the PBGC, has occurred or is expected to occur with respect to any Plan maintained by the Company or any ERISA Affiliate. The transactions contemplated by this Agreement will not result in liability to the Company,

MergerSub or Cybershop under Section 4069 of ERISA. No Title IV Plan or Plan subject to Section 302 of ERISA maintained by the Company or any ERISA Affiliate had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of the Company or any ERISA Affiliate is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor any ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a)
(29) of the Code relating to any Plan; and no fact or event exists which could give rise to any such Lien or requirement to post any such security. As of the Closing Date, no Plan which is a Title IV Plan will have an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA) and no Plan which is subject to Section 302 of ERISA will have an "accumulated funding deficiency" (within the meaning of Section 302(a)(2) of ERISA.

      3.19.8 Tax Deductions. All contributions, premiums or payments required to be made, paid or accrued with respect to any Plan have been made, paid or accrued on or before their due dates, including extensions thereof. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental or Regulatory Authority and no fact or event exists which could give rise to any such challenge or disallowance.

      Section 3.20 Interests in Customers, Suppliers, Etc. Except as set forth on Schedule 3.20, (x) no Stockholder nor any Person controlled by any Stockholder nor (y) to the knowledge of the Stockholders (without making any inquiry of any member of the Related Group, as hereinafter defined), any officer, director, or employee of the Company, any parent, brother, sister, child or spouse of any such officer, director or employee or of any Stockholder (collectively, the "Related Group"), or any entity controlled by anyone in the Related Group:

      (i) owns, directly or indirectly, any interest in (excepting for ownership, directly or indirectly, of less than 1% of the issued and outstanding shares of any class of securities of a publicly held and traded company) or received or has any right to receive payments from, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of the Company;

      (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including, but not limited to Intellectual Property), that the Company uses in the conduct of the business of the Company , other than immaterial personal items owned and used by employees at their work stations; or

      (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company , except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

      Section 3.21 Bank Accounts and Powers of Attorney. Set forth in Schedule
3.21 is an accurate and complete list showing (a) the name of each bank in which the Company has an account, credit line or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and (b) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

      Section 3.22 Compensation of Employees. Schedule 3.22 is an accurate and complete list showing (a) the names and positions of all employees and exclusive consultants who are currently being compensated by the Company at an annualized rate of $50,000 or more, together with a statement of the current annual salary, and the annual salary, bonus and incentive compensation paid or payable with respect to calendar years 1998 and 1999, and the material fringe benefits of such employees and exclusive consultants not generally available to all employees of the Company; (b) [intentionally omitted]; (c) the names of all retired employees, if any, of the Company who are receiving or entitled to receive any healthcare or life insurance benefits or any payments from the Company not covered by any pension plan to which the Company is a party, their ages and current unfunded pension rate, if any; and (d) a description of the current severance and vacation policies of the Company. To the best knowledge of Stockholders, the Company has not, because of past practices or previous commitments with respect to its employees, established any rights on the part of any of its employees to additional compensation with respect to any period after the Closing Date (other than wage increases in the ordinary course of business).

      Section 3.23 No Changes Since the Balance Sheet Date. Since the Balance Sheet Date except as specifically stated on Schedule 3.23, the Company has not
(a) incurred any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business; (b) permitted any asset to be subjected to any Lien; (c) sold, transferred or otherwise disposed of any assets except in the ordinary course of business; (d) made any capital expenditure or commitment therefor which individually or in the aggregate exceeded $25,000; (e) declared or paid any dividends or made any distributions on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares; (f) made any bonus or profit sharing distribution; (g) increased or prepaid its indebtedness for borrowed money, except current borrowings under credit lines listed on Schedule 3.8 or made any loan to any Person other than to any employee for normal travel and expense advances; (h) written down the value of any work-in-process, or written off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business, none of which individually or in the aggregate, is material to the Company taken as a whole; (i) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee; (j) entered into an employment or exclusive consultant agreement which is not cancelable without penalty or other financial obligation within 30 days; (k) canceled or waived any claims or rights of material value; (l) made any change in any method of accounting procedures; (m) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business; (n) amended or terminated any agreement which is material to its business; (o) renewed, extended or modified any Real Property Lease or except in the ordinary course of business, any lease of personal property Lease; (p) adopted, amended or terminated any Plan; or (q) agreed, whether or not in writing, to do any of the actions set forth in any of the above clauses.

      Section 3.24 Corporate Controls. None of the Stockholders, nor, to the knowledge of the Stockholders, any officer, authorized agent, employee or any other Person while acting on behalf of the Company, has, directly or indirectly: used any corporate fund for unlawful contributions, gifts, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on its books or records; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, or other payment of a similar or comparable nature, to any Person, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained, and the Company has not participated in any illegal boycott or other similar illegal practices affecting any of its actual or potential customers.

      Section 3.25 [Intentionally Omitted].

      Section 3.26 Brokers. Except as set forth on Schedule 3.26, no broker, finder, agent or similar intermediary has acted on behalf of the Company or the Stockholders in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder's fees or similar fees or commissions are payable by the Company or any Stockholder in connection therewith based on any agreement, arrangement or understanding with any of them.

      Section 3.27 Year 2000 Compliant.

      3.27.1 Definition. The term "Year 2000 Compliant" shall mean:

            (i) the functions, calculations and other computer processes of all computer hardware, software and systems, including but not limited to internal and outsourced MIS systems and embedded computer features within other systems of the Company (collectively, "Processes"), perform properly in a consistent manner regardless of the date in time on which the Processes are actually performed and regardless of the date of input to the software, whether before, on or after January 1, 2000 and whether or not the dates are affected by leap years;

            (ii) the computer hardware, software and systems accept, calculate, compare, sort, extract, sequence and otherwise process data inputs and date values, and return and display date values, in a consistent manner regardless of the dates used, whether before, on or after January 1, 2000;

            (iii) the computer hardware, software and systems will function properly without interruptions or extraordinary manual intervention caused by the date in time on which the Processes are actually performed or by the date of input to the software, whether before, on or after January 1, 2000;

            (iv) the computer hardware, software and systems accept and respond to two-digit year data input in the Processes in a manner that resolves any ambiguities as to the century in a defined, predetermined and appropriate manner; and

            (v) the computer hardware, software and systems store and display data information in the Processes in ways that are unambiguous as to the determination of the century.

      3.27.2 Computer Systems. The Company has used its reasonable commercial efforts so that, to the knowledge of the Stockholders, current computer hardware, software and systems, and accompanying documentation, of the Company will be Year 2000 Compliant in a full production version, with accompanying documentation, in all material respects, on or before June 30, 1999. The Company has used its reasonable commercial efforts so that, to the knowledge of the Stockholders, receipt of Year 2000 Compliant computer hardware, software and systems will be provided to the Company in a timely manner under current supplier contracts or standard maintenance and support plans without additional fee or charge of any kind (including any installation, freight, or other costs or fees) to the Company.

      3.27.3 Other Products and Services. The Company has used its reasonable commercial efforts so that, to the knowledge of the Stockholders, the Company's products will be delivered and its services will be scheduled and performed in a timely manner without interruptions caused by the date in time on which the product is ordered or is actually delivered or the services are scheduled or actually performed under normal procedures in the ordinary course, whether before, on or after January 1, 2000. The Company has used its reasonable commercial efforts so that, to the knowledge of the Stockholders, the Company's essential suppliers of products and services, including the suppliers of its infrastructure systems, have Year 2000 Compliant programs in place to avoid interruptions in the supplier-customer trading relationship which could have a material and adverse effect on the financial condition, results of operations, assets, properties, prospects or business of the Company taken as a whole, whether before, on or after January 1, 2000.

      Section 3.28 Copies of Documents. The Stockholders have caused to be made available for inspection and copying by the CYSP and its advisers, true, complete and correct copies of all documents referred to in this Article III or in any Schedule. Summaries of all oral contracts contained in Schedule 3.8 are complete and accurate in all material respects.

      Section 3.29 Disclosure. No representation or warranty of the Stockholders contained in this Agreement, and no statement contained in any Schedule or in any certificate, list or other writing furnished to CYSP by the Stockholders pursuant to any provision of this Agreement (including without limitation any financial statements), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                   REPRESENTATIONS OF MERGERSUB AND CYBERSHOP

      Cybershop and MergerSub, jointly and severally, represent and warrant to and with the Stockholders as follows:

      Section 4.1 Existence and Good Standing. Cybershop is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Cybershop and MergerSub has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted. Cybershop is current with all filings required by the Securities and Exchange Commission. As of the respective dates filed, none of the filings contained any misstatement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      Section 4.2 Execution and Validity of Agreements. Each of Cybershop and MergerSub has the full corporate power and authority to enter into this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Cybershop and MergerSub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action on behalf of Cybershop and MergerSub. This Agreement has been duly and validly executed and delivered by Cybershop and MergerSub and, assuming due authorization, execution and delivery by the Company and the Stockholders, constitutes the legal, valid and binding obligation of Cybershop and MergerSub, enforceable against each of them in accordance with its terms.

      Section 4.3 Non-Contravention; Approvals and Consents.

      4.3.1 Non-Contravention. The execution, delivery and performance by Cybershop and MergerSub of their obligations hereunder and the consummation of the transactions contemplated hereby will not result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require Cybershop or MergerSub to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Cybershop or MergerSub, under any of the terms, conditions or provisions of (a) the Certificate of Incorporation or By-laws of Cybershop or MergerSub, or (b) subject to the taking of the actions described in Section 4.3.2, (i) any Laws or Orders of any Governmental or Regulatory Authority applicable to Cybershop or MergerSub or any of their assets or properties, or (ii) any Contract to which Cybershop or MergerSub is a party or by which Cybershop or MergerSub or any of its assets or properties are bound.

      4.3.2 Approvals and Consents. Except for (a) the filing of the Articles of Merger and other appropriate merger documents required by Connecticut law with the Secretary of State of the State of Connecticut, the filing of the Certificates of Merger with the Secretary of State of Delaware and any other appropriate documents with the relevant authorities of other states in which the Company and/or MergerSub is qualified to do business, and (b) as described on
Schedule 4.3.2, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which Cybershop or MergerSub is a party or by which Cybershop or MergerSub or any of their respective assets or properties are bound for the execution and delivery of this Agreement by Cybershop or MergerSub, the performance by Cybershop and MergerSub of their respective obligations hereunder or the consummation of the transactions contemplated hereby.

      Section 4.4 Cybershop Stock. The shares of Cybershop Stock to be delivered to the Stockholders pursuant to this Agreement have been duly authorized for issuance by all requisite corporate action by Cybershop, and when delivered as provided herein, will be validly issued and outstanding shares of voting common stock of Cybershop, fully paid and non-assessable, and will not be subject to preemptive rights of any Person.

      Section 4.5 MergerSub. MergerSub was formed solely for the purpose of the Merger and engaging in the transactions contemplated hereby. As of the date hereof and the Effective Time, the capital stock of MergerSub is and will be directly owned 100% by Cybershop. Further, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other Contracts requiring MergerSub to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock. As of the date hereof and the Effective Time, MergerSub has not and will not have incurred any obligations or liabilities or engaged in any business or activities of any type of kind whatsoever or entered into any Contract with any Person.

      Section 4.6 Brokers. No broker, finder, agent or similar intermediary has acted on behalf of Cybershop or MergerSub or their affiliates in connection with this Agreement or the transactions contemplated thereby, and no brokerage commissions, finders' fees or similar fees or commissions are payable by Cybershop or MergerSub or their affiliates in connection therewith based on any Contract or understanding with either of them.

                                    ARTICLE V

             ACTIONS AT CLOSING BY THE COMPANY AND THE STOCKHOLDERS

      Simultaneously herewith:

      Section 5.1 Required Approvals and Consents. The Stockholders and the Company shall have obtained or given, at no expense to Cybershop or MergerSub, and there shall not have been withdrawn or modified, any consents or approvals or other actions listed on Schedule 3.9.2 hereof (including without limitation, all consents, approvals and/or waivers required under the Contracts listed on
Schedule 3.8 in order to permit the consummation of the transactions contemplated by this Agreement without causing or resulting in a default, event of default, acceleration event or termination event under any of such documents and without entitling any party to any of such documents to exercise any other right or remedy adverse to the interests of Cybershop or MergerSub or any of the Companies thereunder). Each such consent or approval shall be in form reasonably satisfactory to counsel for Cybershop and MergerSub.

      Section 5.2 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit the Company and the Stockholders to perform their respective obligations under this Agreement and to consummate the transactions contemplated thereby shall have been duly obtained, made or given and shall be in full force and effect, and all waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, shall have terminated or expired.

      Section 5.3 Good Standing Certificates. The Stockholders shall have delivered to Cybershop and MergerSub: (a) a copy of the Company's Articles of Incorporation (or other comparable corporate charter documents), including all amendments, certified by the Secretary of State of the State of Connecticut; (b) a certificate from the Secretary of State of the State of Connecticut, and a certificate from the Secretary of State in each state in which the Company is qualified as a foreign corporation to do business to the effect that such Company is in good standing in such state (in each case together with the applicable tax status certificate).

      Section 5.4 Certified Resolutions. The Stockholders shall have delivered to Cybershop and MergerSub a copy of resolutions of the Board of Directors and the stockholders of the Company authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by an officer of the Company as of the Closing Date.

      Section 5.5 Employment Agreements. Phillips shall have entered into an Employment Agreement with the Surviving Corporation in the form of Exhibit C-1 hereto and Kuntz shall have entered into an Employment Agreement with the Surviving Corporation in the form of Exhibit C-2 hereto.

      Section 5.6 Opinion of Counsel. MergerSub and Cybershop shall have received the opinion of Feltman Karesh Major & Farbman, counsel to the Company and the Stockholders, dated the Closing Date, substantially in the form and to the effect of Exhibit D hereto.

      Section 5.7 Investment Representation Certificates. The Stockholders shall have executed and delivered an Investment Representation Certificate in the form of Exhibit E hereto.

      Section 5.8 [Intentionally Omitted.]

      Section 5.9 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto must be reasonably satisfactory in form and substance to Cybershop and MergerSub and their counsel, and Cybershop and MergerSub shall have received copies of all such documents and other evidences as it or its counsel reasonably requested in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                   ARTICLE VI

                  ACTIONS AT CLOSING BY CYBERSHOP AND MERGERSUB

      Simultaneously herewith:

      Section 6.1 Required Approvals, Notices and Consents. Cybershop and MergerSub shall have obtained or given, at no expense to the Company and the Stockholders, and there shall not have been withdrawn or modified any notices, consents, approvals or other actions listed on Schedules 4.3.2 hereof. Each such consent or approval shall be in form reasonably satisfactory to counsel for the Company and the Stockholders.

      Section 6.2 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Cybershop and MergerSub to perform their respective obligations under this Agreement and to consummate the transactions contemplated thereby shall have been duly obtained, made or given and shall be in full force and effect, and all waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by each of the Transaction Documents, shall have terminated or expired.

      Section 6.3 Certified Resolutions. Each of Cybershop and MergerSub shall have delivered to the Stockholders a copy of the resolutions of their respective Boards of Directors authorizing the execution, delivery and performance this Agreement and the transactions and other agreements contemplated thereby, certified to by an officer of Cybershop or MergerSub, as the case may be.

      Section 6.4 Opinions of Counsel. The Company and the Stockholders shall have received the opinion of Davis & Gilbert LLP, counsel to Cybershop and MergerSub, dated the Closing Date, dated the Closing Date, substantially in the form and to the effect of Exhibit F hereto.

      Section 6.5 Employment Agreements. The Surviving Corporation shall have entered into an Employment Agreement with Phillips in the form of Exhibit C-1 hereto and shall have entered into an Employment Agreement with Kuntz in the form of Exhibit C-2 hereto. Each Employment Agreement shall have been guaranteed by Cybershop.

      Section 6.6 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto must be reasonably satisfactory in form and substance to the Stockholders, the Company and their counsel and the Stockholders shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transaction and the taking of all proceedings in connection therewith.

                                   ARTICLE VII

                                OTHER AGREEMENTS

      Section 7.1 Private Placement and Registration and Listing.

      (a) The Cybershop Stock to be issued to the Stockholders will not be registered under the Securities and Exchange Act of 1933, as amended, (the "1933 Act") based upon the "private offering exemption" under the 1933 Act, in reliance on the Letters of Investment Intent to be delivered by Stockholders at the Closing.

      (b) As soon as practicable after the Closing but no later than July 1, 1999, Cybershop hereby agrees to commence the registration under the 1933 Act on Form S-3 (or successor form) 150,000 of the shares of Cybershop Stock plus any additional shares issued pursuant to Section 2.3.1(i) hereof (the "Registrable Securities")) issued by Cybershop as part of the Purchase Price payment. Such registration shall be at the expense of Cybershop; provided, however, that any expenses incurred by Stockholder in connection with the sale of the Registrable Securities (including without limitation underwriting commissions and discounts) shall be at the expense of the Stockholders. Notwithstanding the foregoing, in the event that Cybershop consummates an underwritten public offering of Cybershop Stock before December 31, 1999, the Stockholders shall be able to include any portion of the Registrable Securities then owned by the Stockholders in such offering (subject to the applicable underwriters' determination to limit such inclusion in whole or in part if the underwriters determine that the inclusion of such securities, in whole or in part, would adversely affect the offering) at the expense of Cybershop (other than underwriting commissions and discounts). Any limitation shall be pro rata with respect to all prospective selling stockholders.

      Section 7.2 Tax Cooperation. After the Closing, the Stockholders and Cybershop shall, and Cybershop shall cause the Surviving Corporation to, cooperate fully with each other in the preparation and filing of all Tax returns and Tax investigations, audits or other proceedings respecting the Company and its business (a "Tax Proceeding") and shall provide, or cause to be provided, any records and other information in their possession or control or in the control of their agents reasonably requested by such other party in connection therewith as well as access to, and the cooperation of, their respective auditors. Provided that the Tax Proceeding does not involve a Third Party Claim (as defined in Section 8.4 below) as to which a Cybershop Indemnified Party may be indemnified, the Stockholders shall have the right to control the handling and disposition of such Tax Proceeding and to employ counsel of their choice and at their expense. The Stockholders shall not agree to any settlement concerning Taxes of the Company for any taxable period which would result in an increase in Taxes of the Surviving Corporation for any taxable period ending after the Closing Date, without the prior written consent of Cybershop, which consent shall not be unreasonably withheld.

      Section 7.3 Lien Prohibition. After the Closing, for so long as the Stockholders shall be entitled to payment of the Earnout and until they shall have received payment thereof in full, Cybershop shall not, and Cybershop shall prevent the Surviving Corporation from, pledging, hypothecating, assigning (outright or for security), transferring (whether by operation of law or otherwise), granting or suffering a lien on or security interest in or other encumbrance of the same or similar nature on the Contracts and agreements between CCI, LC, a Florida limited liability company, ("CCI, LC"), and the Company, except any general lien or security interest in favor of Cybershop's or Surviving Corporation's institutional lender or bondholders.

      Section 7.4 Allocation of Proceeds of Company Sales. Anything elsewhere in this Agreement to the contrary notwithstanding, the Stockholders shall receive and retain the proceeds from all sales of all products by the Company prior to 12:00 p.m. on Monday, May

31, 1999 (the "Cut-Off Date"). Such sales shall include (i) all Internet, facsimile and telephone orders received by the Company's agents, and (ii) mail orders and returns from customers (picked up Tuesday, June 1 for the period covering Friday, May 28) through the Cut-Off Date received by the Company's agents, irrespective of when the proceeds of such sales are received. The Surviving Corporation agrees to remit promptly to the Stockholders all sums due pursuant to this Section 7.4 collectively referred to as the "May 1999 Magellan Orders."

      Section 7.5 Cross-Default of Agreements. Subject to the applicable cure periods, if any with respect to specific acts or omissions of the Surviving Corporation or Cybershop set forth in (i) the Employment Agreements between the Surviving Corporation and Messrs. Ian S. Phillips and Howard J. Kuntz, respectively, and (ii) in this Agreement, it shall be deemed a default under the Employment Agreements if a material breach hereunder is caused by the Surviving Corporation or Cybershop which continues and remains uncured and it shall be deemed a default hereunder if a material breach under either of the Employment Agreements is caused by the Surviving Corporation or Cybershop which continues and remains uncured. Upon the occurrence and continuance of any such default which continues and remains uncured, the Stockholder or Stockholders, as the case may be, shall have all rights and remedies afforded them hereunder and pursuant to the Employment Agreements, together with such further rights and remedies as are available under applicable law, save and excepting the rights to sue for recession of this Agreement or demand reversion to them, of any Contract between the Company and CCI, LC, or any rights thereunder.

                                  ARTICLE VIII

                               SURVIVAL; INDEMNITY

      Section 8.1 Survival. Notwithstanding any right of any party hereto to fully investigate the affairs of any other party, and notwithstanding any knowledge of facts determined or determinable pursuant to such investigation or right of investigation, each party hereto shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement and the Schedules, if any, furnished by any other party pursuant to this Agreement, or in any certificate delivered at the Closing by any other party. Subject to the limitations set forth in Sections 8.6.1, 8.6.2 and 8.6.3, the respective representations, warranties, covenants and agreements of the Stockholders, Cybershop and MergerSub contained in this Agreement shall survive the Closing.

      Section 8.2 Obligation of the Stockholders to Indemnify

      8.2.1 Indemnity Subject to the limitations contained in Sections 8.6.1 and 8.6.2, the Stockholders hereby severally agree to indemnify Cybershop, the Surviving Corporation and their respective affiliates, shareholders, officers, directors, employees, agents, successors and permitted assignees (individually a "Cybershop Indemnified Party" and collectively, the

"Cybershop Indemnified Parties") against, and to protect, save and keep harmless Cybershop Indemnified Parties from, and to pay on behalf of or reimburse Cybershop Indemnified Parties as and when incurred for, any and all liabilities (including liabilities for Taxes), obligations, losses, damages, penalties, demands, claims, actions, suits, judgments, settlements, penalties, interest, reasonable out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys', accountants' and expert witnesses' fees) of whatever kind and nature (collectively, "Losses"), that may be imposed on or incurred by any Cybershop Indemnified Party as a consequence of or arising out of: (a) any material breach of any representation or warranty contained in Article III hereof or in any certificate delivered by the Company or either Stockholder at the Closing; (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting any Cybershop Indemnified Party which is reasonably expected to give rise to or evidence the existence of or relate to a material breach of any of the representations and warranties of the Stockholders contained in Article III hereof or in any certificate delivered by the Company or either Stockholder at the Closing; provided that Stockholders shall have no obligation to indemnify a Cybershop Indemnified Party hereunder in the event of any such demand or investigation or threat of any action or proceeding unless and until the commencement of an actual action, suit, arbitration or official proceeding of a Governmental or Regulatory Authority at any time during or up to six months after the period described in Section 8.6.2, in which case the Stockholders shall indemnify the Cybershop Indemnified Party for all Losses including the Losses incurred in connection with any such demand or investigation or threat of such action or proceeding from inception; (c) any material breach or failure by the Stockholders to comply with, perform or discharge any obligation, agreement or covenant by either Stockholder contained in this Agreement; (d) any action, demand, proceeding, or investigation described on Schedules 3.10 or 3.14; or (e) any action or claim (i) made or brought against any Cybershop Indemnified Party by any Person other than a Stockholder asserting an equity interest in the Company or any right to share in the Purchase Price or (ii) arising out of a claim that such Person was offered an opportunity to acquire an equity ownership in the Company prior to the Closing.

      8.2.2 Clarification of the term "Losses". The term "Losses" as used in this Agreement is not limited to matters asserted by third parties against either a Stockholder Indemnified Party or a Cybershop Indemnified Party, but includes Losses incurred or sustained by either a Stockholder Indemnified Party or a Cybershop Indemnified Party in the absence of third party claims. For purposes of clarification only, and not for the purpose of increasing any indemnification obligations of the Stockholders under Section 8.2.1 above, any Losses suffered by the Surviving Corporation shall be deemed to have been suffered by Cybershop and, accordingly, Cybershop shall have the right, but not the obligation, to make indemnification claims that may be made by the Surviving Corporation in respect of such Losses, in its own name and for its own benefit. There shall be excluded from Losses any insurance amounts recovered.

      Section 8.3 Obligation of Cybershop to Indemnify. Subject to the limitations set forth in Section 8.6.1 and 8.6.3 hereof, Cybershop hereby agrees to indemnify the Company and the Stockholders and their respective employees, agents and successors and permitted assignees (individually, a "Stockholder Indemnified Party" and collectively, the "Stockholder Indemnified Parties") against, and to protect, save and keep harmless the Stockholder Indemnified Parties from, and to pay on behalf of or reimburse the Stockholder Indemnified Parties as and when incurred for, any and all Losses that may be imposed on or incurred by a Stockholder Indemnified Party as a consequence of or arising out of: (a) any material breach of any warranty or representation contained in
Article IV hereof or in any certificate delivered by MergerSub or Cybershop at the Closing; (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting any Stockholder Indemnified Party which is reasonably expected to give rise to or evidence the existence of or relate to a breach of any of the representations and warranties contained in Article IV hereof or in any certificate delivered by MergerSub or Cybershop at the Closing; or (c) any material breach or failure by MergerSub or Cybershop to comply with, perform or discharge any obligation, agreement or covenant by MergerSub or Cybershop contained in this Agreement.

      Section 8.4 Indemnification Procedure for Third Party Claims. In the event that any Person entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement (a "Third Party Claim") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within 5 business days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within 5 business days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within 10 days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party's approval which approval shall not be unreasonably withheld or delayed. If the parties still fail to agree on the Defense Counsel, then, at such time, the Indemnifying Party shall determine the Defense Counsel.

            (a) In the event that the Indemnifying Party shall fail to give the Defense Notice within a thirty day period, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct the defense and to compromise and settle the claim without prior consent of the Indemnifying Party.

            (b) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall be entitled to have the exclusive control over the defense and settlement of the subject claim and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party; the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing and at its sole expense. In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.

            (c) Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

            (d) If an Indemnified Party refuses to consent to a bona fide offer of settlement which provides for a full release of the Indemnified Party and its affiliates, if parties, and solely for a monetary payment which the Indemnifying Party wishes to accept, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such an event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.

            (e) Notwithstanding clause (b) above, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) to the extent such claim involves criminal allegations against the Indemnified Party, (iii) that if unsuccessful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party or (iv) if such claim


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

      would impose liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such an event, the Indemnifying Party will still have all of its obligations hereunder provided that the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

            (f) Any final judgment entered or settlement agreed upon in the manner provided herein shall be binding upon all parties and, if the dispute in question would impose liability on the part of the Indemnifying Party under this Article VIII, shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

            (g) A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 8.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

      Section 8.5 Right of Offset. Without limiting any other rights or remedies available to it, Cybershop shall be entitled, subject to the limitations set forth in Section 8.6, to offset any claim for indemnity made pursuant to Section
8.2 and in accordance with Section 8.4, against any payment of the Purchase Price due under Section 2.3; provided, however, Cybershop may only exercise such right of offset in respect of claims relating to Losses actually incurred by an Cybershop Indemnified Party (in which case the amount of such offset shall be the amount of such actual Loss) or claims asserted by a third party as to which a final judgment has been entered or a final settlement executed. If any such claims for indemnity are resolved in favor of the Stockholder by mutual agreement or otherwise, or if the amount withheld exceeds the amount ultimately payable to an Cybershop Indemnified Party in respect of such claim, the Surviving Corporation shall pay to the Stockholder the excess amount withheld with respect to such claim, together with interest thereon for the period such amount has been withheld at a rate equal to the published prime rate of interest of The Chase Manhattan Bank, in effect from time to time during the relevant period.

      Section 8.6 Limitations on and Other Matters Regarding Indemnification.

      8.6.1 Indemnity Cushion. Subject to Section 8.6.5 below, neither the Stockholders nor Cybershop shall have any liability to any Cybershop Indemnified Party or any Stockholder Indemnified Party, respectively, with respect to Losses arising out of any of the matters referred to in Section 8.2 and 8.3 respectively, until such time as the amount of such liability shall exceed $100,000 in the aggregate (in which case such party shall be liable for all Losses in excess of $100,000).

      8.6.2 Termination of Indemnification Obligations of the Stockholders. The obligation of the Stockholders to indemnify under Section 8.2 hereof shall terminate on June 1, 2001, except (a) as to matters as to which Cybershop Indemnified Party has made a claim for indemnification on or prior to such date;
(b) with respect to any claim for Losses pertaining to a misrepresentation or a breach of representation or warranty under Sections 3.11 or 3.19 or any other Section of Article III of this Agreement relating to Taxes; (c) with respect to matters described on Sections 3.10 or 3.14; or (d) regarding the time period described in the proviso of Section 8.2.1(b). The obligation to indemnify referred to in:

            (i) the preceding clause (a) shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied; and

            (ii) the preceding clause (b) shall terminate 120 days after the expiration of the relevant Federal, state or local statute of limitations (taking into account any extensions or waivers thereof), except as to matters as to which any Cybershop Indemnified Party has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of any such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied. All losses shall be reduced by the amount of insurance payments, if any, received with respect thereto.

      8.6.3 Termination of Indemnification Obligations of Cybershop. The obligations of Cybershop to indemnify under Section 8.2 hereof shall terminate on June 1, 2001, except as to matters as to which either Stockholder has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive such period until such claim for indemnification is resolved and any obligations with respect thereto are fully satisfied.

      8.6.4 Treatment. Any indemnity payments by an Indemnifying Party to an Indemnified Party under this Article VIII shall be treated by the parties as an adjustment to the Purchase Price.

      8.6.5 Exceptions. Each of the limitations set forth above in this Section
8.6 shall in no event (a) apply to any Losses incurred by a Cybershop Indemnified Party which relate, directly or indirectly, to (i) any fraudulent acts committed by any Stockholder in connection with the transaction contemplated by this Agreement, (ii) any indemnification obligation under
Section 8.2.1(d)(i) and (ii), or (iii) the Company's and the Stockholders' obligations set forth in Section 9.1 to pay certain expenses; or (b) apply to any Losses incurred by a Stockholder Indemnified Party which relate, directly or indirectly, to Cybershop's and MergerSub's obligations set forth in Section 9.1 to pay certain expenses.

                                   ARTICLE IX

                                  MISCELLANEOUS

      Section 9.1 Expenses. Except as otherwise provided in this Agreement, each of the parties hereto shall pay its or his own expenses, as the case may be, relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisors.

      Section 9.2 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto (including, without limitation, the validity or enforcement of this Agreement), shall be governed by the laws of the State of New York without reference to its conflict of laws provisions.

      Section 9.3 "Person" Defined. "Person" shall mean and include an individual, a company, a joint venture, a corporation (including any non-profit corporation), an estate, an association, a trust, a general or limited partnership, a limited liability company, a limited liability partnership, an unincorporated organization and a government or other department or agency thereof.

      Section 9.4 "Knowledge" Defined. Where any representation and warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Stockholders, such term shall be limited to the actual knowledge of the Stockholders and of the Company and unless otherwise stated such knowledge that would have been discovered by the Stockholders or an executive officer of the Company after reasonable inquiry. Where any representation and warranty contained in this Agreement is expressly specified by reference to the knowledge of Cybershop or MergerSub, as the case may be, such term shall be limited to the actual knowledge of the executive officers of such entity and unless otherwise stated, such knowledge that would have been discovered by such executive officers after reasonable inquiry.

      Section 9.5 "Affiliate" Defined. As used in this Agreement, an "affiliate" of any Person, shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

      Section 9.6 Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

      Section 9.7 Publicity. Subject to the provisions of the next sentence, no party to this Agreement shall, and the Stockholders shall insure that no representative of the Company shall, issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of Cybershop the Stockholders. Notwithstanding the foregoing, the foregoing provision shall not apply to the extent that Cybershop is required to make any announcement relating to or arising out of this Agreement by virtue of the federal securities laws of the United States or the rules and regulations promulgated thereunder or other rules of the Nasdaq National Market, or any announcement by any party or the Company pursuant to applicable law or regulations.

      Section 9.8 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand or courier, (b) three days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) the next business day if sent by facsimile transmission (if receipt is electronically confirmed) or by a prepaid overnight courier service, and in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

      If to Cybershop or MergerSub, addressed to:

            Cybershop International, Inc.
            116 Newark Avenue
            Jersey City, New Jersey 07302
            Attention:  Chief Financial Officer
            Fax: (201) 234-5052

                      with a copy to:

            Davis & Gilbert LLP
            1740 Broadway
            New York, New York 10019
            Attention:  Walter M. Epstein, Esq.
            Fax: (212) 468-4888

      If to the Stockholders or to the Company, addressed to:

            Ian S. Phillips
            c/o The Magellan Group
            137 Rowayton Avenue
            Rowayton, CT 06853
            Fax: 203-831-9147

            Howard J. Kuntz III
            c/o The Magellan Group
            137 Rowayton Avenue
            Rowayton, CT 06853

            Fax: 203-831-9147

                     with a copy to:

            Feltman Karesh Major & Farbman LLP
            Carnegie Towers
            152 West 57th Street
            New York, NY 10019
            Attention:   Stephen H. Gross, Esq.
            Fax: 212-586-0951

      Section 9.9 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. Any purported such transfer, assignment, pledge, or hypothecation (other than by operation of law) shall be void and ineffective. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

      Section 9.10 Severability. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

      Section 9.11 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

      Section 9.12 Entire Agreement. This Agreement, including the other documents referred to herein and the Exhibits and Schedules hereto which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

      Section 9.13 Amendments. This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by each of the parties hereto.

      Section 9.14 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their respective successors and assigns as permitted under Section 9.9.

      Section 9.15 Use of Terms. Whenever the context so requires or permits, all references to the masculine herein shall include the feminine and neuter, all references to the neuter herein shall include the masculine and feminine, all references to the plural shall include the singular and all references to the singular shall include the plural.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal, on the day and year first above written.

                          CYBERSHOP INTERNATIONAL, INC.

                          By: /s/ Jeffrey S. Tauber
                              ------------------------------------------
                              Name:  Jeffrey S. Tauber
                              Title: Chairman


                          MG ACQUISITION CORP.

                          By: /s/ Jeffrey S. Tauber
                              ------------------------------------------
                              Name:  Jeffrey S. Tauber
                              Title: Chairman


                          THE MAGELLAN GROUP, INC.

                          By: /s/ Ian S. Phillips
                              ------------------------------------------
                              Name:  Ian S. Phillips
                              Title: Chief Executive Officer

                                               THE STOCKHOLDERS:

                                             /s/ Ian S. Phillips
                                        ----------------------------------------
                                                 Ian S. Phillips

                                             /s/ Howard J. Kuntz III
                                        ----------------------------------------
                                                 Howard J. Kuntz III